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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated March 29, 1996 (except as to the recapitalization described in Note 10, which is as of September 10, 1966, and the initial public offering described in Note 9, which is as of October 1, 1996) relating to the consolidated financial statements of Integrated Technology USA, Inc., which appears in such Prospectus. We also consent to the references to us under the headings 'Experts' and 'Selected Financial Data' in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such 'Selected Financial Data.'



Price Waterhouse LLP
New York, New York
December 19, 1996